                                                               EXECUTION VERSION


                              SETTLEMENT AGREEMENT


         This Settlement Agreement (this "Agreement") is entered into as of August 28, 1996, by and among The Clothestime, Inc., Clothestime Stores, Inc. (for itself and as successor in interest to Clothestime Realty, Inc., "Stores"), MRJ Industries, Inc., Clothestime International, Inc., Clothestime Acquisition Corporation, Clothestime Investment, Inc. (collectively, the "Debtors"), and Wells Fargo Bank, N.A. ("Wells"), Union Bank of California, N.A., successor in interest to Union Bank (Union Bank of California and Union Bank collectively, and each as the context may require, "Union"), and Wells as agent for itself and Union (Wells, in such capacity, the "Agent").



                                    Recitals

         A. The Debtors are the debtors and debtors in possession in Chapter 11 Case Nos. SA 95-22533 JW through SA 95-22538 JW jointly administered under chapter 11 of the Bankruptcy Code. The Debtors filed their respective petitions on December 8, 1995 with the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

         B. The Agent, Wells and Union (together, the "Banks") established two credit facilities for Stores under one agreement entitled "Credit Agreement", dated as of February 28, 1995 (the "Credit Agreement") among Stores, the Banks, and the Agent. The larger of the two credit facilities is in a principal amount not exceeding $38,000,000 ("Facility A"). As of December 8, 1995, the date of the Debtors' bankruptcy filings, the Agent and the Banks assert that Stores was indebted to the Banks under Facility A various amounts, including $14,477,000.00 in the unpaid principal balance of loans, $17,125.36 in unpaid interest, $288,972.95 in unpaid fees, and $12,977,690.94 in contingent reimbursement obligations under outstanding letters of credit. The Agent and the Banks further assert that the other credit facility ("Facility B") is in an amount equal to $2,000,000, in the unpaid principal balance of loans, and $3,791.68 in unpaid interest. The Agent and the Banks further assert that the obligations of Stores to the Banks and to the Agent are guaranteed by the other Debtors.

         C. The Agent and the Banks further assert that the obligations of the Debtors to the Banks and to the Agent, pursuant to security agreements and other documents, are secured by first perfected security interests in, among other things, (i) the Debtors' refunds of federal, state and local income taxes in the amount of $9,452,726.29, representing tax refunds from the IRS in the amount of $9,450,146.00, from the State of Illinois in the amount of $2,280.29 and from the City of New York in the amount of $300.00 (collectively, the "Tax Refund"), (ii) the Additional Deposit Account Balances (defined herein to have the meaning given in the Amended Stipulation for Order (1) Clarifying Order Approving Centralized Cash Management Systems, etc., (2) Providing Adequate Protection for Alleged Collateral of Wells Fargo Bank, as Agent, to the Extent of Valid Liens and (3) Establishing Schedule for Resolution of Disputes, dated December 27, 1995 (the "Stipulation")), (iii) the Debtors' prepetition credit card accounts receivable (the "Credit Card Receivables") and (iv) fee and expense retainers (the "Retainers") paid by the Debtors to professionals prior to the commencement of the Debtors' reorganization cases under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Cases") (the collateral described in clauses (i),
(ii), (iii) and (iv) above are referred to herein as the "Subject Collateral").

         D. The Debtors, the Agent and the Banks are parties to those certain actions entitled The Clothestime, Inc., et al. v. Wells Fargo Bank, N.A., et al. (Adversary Proceeding No. 96-01017) and Wells Fargo Bank, N.A., et al. v. The Clothestime, Inc., et al. (Adversary Proceeding No. 96-01100) (collectively, the "Adversary Proceedings") pending in the Bankruptcy Court.

         E. The parties hereto have now agreed to compromise and settle the following claims, causes of actions and assertions on the terms and subject to the conditions hereinafter set forth: (1) all claims and causes of action asserted in the Adversary Proceedings and (2) the Agent and the Banks' assertion of first priority perfected security interests in the Subject Collateral. The matters described in clauses (1) and (2) of the preceding sentence are referred to herein collectively as the "Subject Claims."


                                   AGREEMENT

         NOW, THEREFORE, for and good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


         1. Allowed Amount of Prepetition Claims. The Debtors, the Agent and the Banks hereby agree that the amount of the Banks' prepetition claims in the Bankruptcy Cases, exclusive of the Banks' Individual Claims (as defined in paragraph 5 below), is $26,306,481.05; provided, however, that such amount shall be increased by (a) the amount, ultimately stipulated or otherwise determined to be allowed, of prepetition legal fees and expenses incurred by the Agent and the Banks, and (b) the amount of any claims or causes of action the Banks may have that are now contingent or unliquidated, including, without limitation, any amount the Agent or the Banks are required to pay on account of a letter of credit, issued prepetition, in the face amount of $1,027,436, identified as Irrevocable Documentary Credit No.

SMI199122, which Wells did not honor, at the request of the Debtor, on the grounds that the beneficiary did not make a conforming draw under the letter of credit, plus the amount of all fees and expenses, including legal fees and expenses, incurred by the Agent or the Banks in defending against any action or claim brought or asserted against any of them on account of such dishonor (to the extent such legal fees and expenses may be allowed pursuant to 11 U.S.C.
Section 502 or 506); and provided, further, that the Banks shall apply, to the allowed amount of their claims, postpetition payments from the Debtors, including, without limitation, $859,888.36, applied pursuant to the Stipulation, and certain proceeds of the sale of fixtures or equipment (totalling, as of July 27, 1996, $252,754.24), paid over to the Banks pursuant to the Stipulation. Subject to paragraph 5 below, the Agent and Banks hereby represent and warrant to the Debtors that, except with respect to the Subject Claims, they are not currently aware, without undertaking any investigation with respect thereto, of any contingent or unliquidated claims or causes of action that would cause the allowed amount of the Banks' claims to be greater than $26,306,481.05 plus the allowed amount of prepetition legal fees and expenses incurred by the Agent and the Banks, other than the potential claims and causes of action relating to Irrevocable Documentary Credit NO. SMI199122 or to another letter of credit in the face amount of $145.35; provided, however, that such representation and warranty shall not constitute a waiver of claims or causes of action of which the Banks are not currently aware. The Debtors hereby represent and warrant to the Banks that, except with respect to the Subject Claims, they are not currently aware, without undertaking any investigation with respect thereto, of any claims or causes of action any of the Debtors or their bankruptcy estates may have against the Agent or the Banks; provided, however, that such representation and warranty shall not constitute a waiver by the Debtors of any claims or causes of action of which the Debtors are not currently aware; and provided, further, that, except with respect to the Subject Claims, such representation and warranty shall not affect the rights of third parties, including the Official Creditors' Committee appointed in the Bankruptcy Cases. The parties hereto acknowledge and agree that nothing contained in this Agreement shall determine the portion of such allowed claims which are secured for purposes of the Bankruptcy Cases; provided, however, that, notwithstanding the Banks' release set forth in paragraph 7 below, the parties do hereby acknowledge and agree that in no event shall the allowed amount of the Banks' secured claims be less than the amount of the Secured Claim (as defined in paragraph 2 below).

         2. Allowance of Secured Claim. Without affecting any secured claim the Banks may assert on account of property other than the Subject Collateral, the Debtors agree that the Banks shall have an allowed secured claim in the Bankruptcy Cases solely on account of their asserted interests in the Subject

Collateral in the aggregate amount of (x) $6,226,363.00 less (y) if the Letter of Credit (as defined in subparagraph e of paragraph 3 below) is timely received by the Agent as provided in subparagraph e of this paragraph 3, the L/C Fee Reduction Amount (as defined in subparagraph e of paragraph 3 below), plus (z) the amount of any and all interest accruing on sums on deposit in the Segregated Account (as defined in subparagraph c of paragraph 3 below) (the "Secured Claim"). Notwithstanding any other provision of this Agreement, the parties acknowledge that they have not attempted to determine the exact amount of all claims that shall be deemed secured for purposes of the Bankruptcy Cases.

         3. Treatment and Satisfaction of Secured Claim. The Secured Claim shall be treated and satisfied as follows:

                  a. Initial Payment. Upon entry of an order of the Bankruptcy Court approving this Agreement, which order shall be reasonably satisfactory to the Debtors, the Agent and the Banks (the "Order"), provided no stay of the Order is in effect, the Banks shall apply funds on deposit with Wells in deposit accounts established pursuant to the Stipulation with respect the Subject Claims and the Subject Collateral (the "Subject Collateral Accounts") to pay to the Banks the sum of $3.1 million (the "Initial Payment"). Upon receipt, the Banks shall apply the Initial Payment to reduce the principal amount of the Secured Claim. Upon such application of the deposited funds, the Banks, subject to their rights to reassert an interest in such funds in the circumstances described in subparagraph e of paragraph 3 and paragraph 7 below, will release to the Debtors all amounts in excess of $3.1 million in the Subject Collateral Accounts.

                  b. Payment of Remainder of Secured Claim. The Debtors shall pay to the Banks the amount of (x) $3,126,363.00, less (y) if the Letter of Credit (as defined in subparagraph e of this paragraph 3) is timely received by the Banks as provided in subparagraph e of this paragraph 3, the L/C Fee Reduction Amount (as defined in subparagraph e of this paragraph 3), plus (z) the amount of any and all interest accruing on sums on deposit in the Segregated Account (as defined in subparagraph c of this paragraph 3) (the "Remaining Payment") on the date (the "Remaining Payment Date") that is the earlier of (i) May 30, 1997 and (ii) the effective date of a plan or plans of reorganization in any of the Bankruptcy Cases. Upon receipt, the Banks shall apply the Remaining Payment to reduce and fully satisfy the remaining amount of the Secured Claim.

                  c. Establishment of Segregated Account as Security for Remainder of Secured Claim. As security for the Debtors' obligation to make the Remaining Payment, no later than one business day after the Order is entered, from the Tax Refund already received the Debtors shall transfer to the Agent for deposit into a separate interest bearing account at the Agent (the "Segregated Account") the amount of $3,126,363.00 (the "Additional Deposit Amount"). Any subsequent application or transfer of such funds to the Banks pursuant to the terms of this Agreement shall be applied to the Debtors' obligation, as set forth in subparagraph b of this paragraph 3, to make the Remaining Payment. The amount of the Tax Refund exceeding the Additional Deposit Amount, together with the amount of interest earned, through the date of funding of the Segregated Account, on the Tax Refund deposit account maintained with the Agent (together, the "Remaining Tax Refund Amount") shall be released to the Debtors free and clear of the liens, claims, encumbrances and other interests in favor of the Agent and the Banks on the terms set forth in paragraph 7 below, but subject to reinstatement of such liens, claims, encumbrances and other interests on the terms set forth in subparagraph e of this paragraph 3 and in said paragraph 7.

                  d. Security for Debtors' Payment Obligations. To further assure payment of the Remaining Payment to the Banks: (i) the Debtors hereby grant to the Agent and the Banks, and the Order shall expressly confirm that the Agent and the Banks shall have, a perfected security interest in the Segregated Account with priority over any and all other liens, claims or security interests, other than the interests of the L/C Bank (as defined in subparagraph e of this paragraph 3); and (ii) the Agent shall be the beneficiary of the Letter of Credit (as defined in subparagraph e of this paragraph 3).

                  e. Letter of Credit. No later than fifteen calendar days after the date on which the Order is entered, provided no stay of the Order is in effect on such date or, if a stay of the Order is entered on such date, promptly after the lifting of such stay, the Debtors shall cause to be issued and delivered to the Agent a direct-pay letter of credit (the "Letter of Credit") naming the Agent as the beneficiary thereof, having an expiry of June 30, 1997 and having a face amount of $3,241,095.24, representing (x) $3,126,363.00, less (y) if the Letter of Credit is timely received by the Banks as provided in this subparagraph e, the L/C Fee Reduction Amount (as defined below in this subparagraph e)(which for the purpose of this calculation only shall be assumed to be $16,000), plus (z) an amount for interest which is expected to accrue on sums on deposit in the Segregated Account (which amount for interest for the purpose of this calculation only shall be assumed to be an interest rate of 5% per annum). The Letter of Credit shall be payable by the delivery of a draft by the Agent to the L/C Bank (as hereinafter defined) in the amount of the Remaining Payment on the Remaining Payment Date. To secure the Debtors' reimbursement obligations to the issuer of the Letter of Credit (the "L/C Bank"), the Debtors may grant to the L/C Bank a perfected security interest in the Segregated Account with priority over any and all other liens, claims or security interests, including, without limitation, any security interest granted to the Agent and the Banks. The Debtor shall pay all fees, costs and other expenses payable to the L/C Bank on account of the issuance of the Letter of Credit, provided that, upon timely receipt of the Letter of Credit, the Banks agree that the amount of the Secured Claim shall then be reduced by an amount (the "L/C Fee Reduction Amount") equal to 50% of the amount actually paid by the Debtors to the L/C Bank for the issuance of the Letter of Credit (but not exceeding 50% of an amount equal to 1% per annum times the face amount of the Letter of Credit for the term of such Letter of Credit), and an amount equal to the L/C Fee Reduction Amount shall be released at the Debtors' request from the Segregated Account. In the event that the Debtors do not deliver the Letter of Credit to the Agent within fifteen calendar days after the date on which the Order is entered or, if a stay of the Order is entered on such date, fifteen calendar days after the lifting of such stay, the Banks may apply all funds on deposit in the Segregated Account, including interest thereon, to their claims against the Debtors; provided, however, that, if the Debtors, any trustee in bankruptcy or the Official Creditors' Committee appointed in the Bankruptcy Cases at any time seeks to enjoin or otherwise impair the Agent or the Banks' rights to hold, receive or apply such funds or the Agent's right or ability to draw under the Letter of Credit, or in the event that any entity actually obtains an injunction or other court order so impairing the Agent or the Banks' rights or ability, then the Agent and the Banks may reinstate litigation concerning the Banks' alleged security interest in the Tax Refunds to recover amounts in excess of the Secured Claim; provided, further, however, in no event shall the Banks have an allowed secured claim in the Bankruptcy Cases on account of any interest in the Subject Collateral in an amount less than the amount of the Secured Claim or be required to disgorge any payments or other amounts previously applied by them pursuant to this Agreement.

         4. Exclusivity. The Agent and the Banks agree not to oppose an extension until January 31, 1997 of the Debtors' exclusive right to propose a plan in the Bankruptcy Cases, and, if such exclusive right is so extended, not to oppose a concurrent extension until March 31, 1997 of the Debtors' exclusive right to obtain acceptances of a plan; provided, however, that, as members or ex officio members of the Creditors' Committee, the Banks may abstain from any vote on exclusivity.

         5. Banks' Individual Claims. Nothing in this Agreement shall affect the Banks' Individual Claims, as hereinafter defined, or the collateral therefor. "Banks' Individual Claims" shall mean:

                  (a) The claim of Union which is secured by a first priority security interest in the Debtors' interests in certain limited partnerships holding interests in separate limited partnerships owning various low income housing projects; and

                  (b) The claim of Wells secured by a first priority mortgage on that certain office building located at 5395 East Hunter Avenue in Anaheim, California.

         6. Dismissal of Adversary Proceedings. Concurrently with or as soon as practicable after the delivery to the Agent of the Letter of Credit, the Debtors, the Agent and the Banks shall take any and all actions necessary or appropriate to result in the dismissal, with prejudice, of the Adversary Proceeding No. 96-01017, and the dismissal, without prejudice to the reinstitution thereof, but solely in the circumstances described in subparagraph e of paragraph 3 above, of Adversary Proceeding No. 96-01100. Concurrently with or as soon as practicable after the Banks' receipt of the Remaining Payment, the Agent and the Banks shall take any and all reasonable actions necessary or appropriate to amend their prior dismissal of Adversary Proceeding No. 96-01100 to a dismissal with prejudice. Notwithstanding the foregoing or the provisions of paragraph 7 below, in the event that the Order is reversed by a final order or decree of an appellate court that is not subject to further judicial appeal or review, the Debtors may reinstitute or otherwise reassert the claims for relief set forth in Adversary Proceeding No. 96-01017 and the Agent and the Banks may reinstitute or otherwise reassert the claims for relief set forth in Adversary Proceeding No. 96-01100, without, in either case, regard to the effect of any statute of limitation, and the releases set forth in paragraph 7, below, shall be of no further force and effect with respect to such claims for relief.

         7.  Release.

                  (a) Except for the lien on the Segregated Account described in subparagraph d of Paragraph 3 above, and upon payment of the Initial Payment and establishment of the Segregated Account, the Agent and the Banks hereby release any and all actual or alleged liens, claims, encumbrances and other interests in and to the Subject Collateral and the Subject Collateral Accounts and the Remaining Tax Refund Amount; provided, however, that, if the Debtors, any trustee in bankruptcy or the Official Creditors' Committee appointed in the Bankruptcy Cases at any time seeks to enjoin or otherwise impair the Agent's or the Banks' rights to hold, receive or apply all funds on deposit in the Segregated Account or the Agent's ability to draw under the Letter of Credit, including interest thereon, to their claims against the Debtors or in the event that any entity actually obtains an injunction or other court order so impairing the Agent's or the Banks' rights or ability, then the Agent's and the Banks' actual or alleged liens, claims, encumbrances and other interests in and to the Remaining Tax Refund Amount, automatically and without the need for any action, shall be automatically reinstated to the same extent and with the same effect as the same had immediately prior to such release. The foregoing release shall not extend to any lien, claim, encumbrance or other interest in property of the Debtors not constituting the Subject Collateral, the Subject Collateral Accounts or the Remaining Tax Refund Amount.

                  (b) No lien that the Agent or the Banks may assert with respect to the Remaining Tax Refund Amount shall be asserted against any funds paid to and applied to the obligations of the Debtors to The CIT Group/Business Credit, Inc. ("CIT").

         8. Relief from Stay; No Further Injunctions. The Debtors hereby agree, and the Order shall expressly provide, that the Banks shall have relief from the automatic stay of 11 U.S.C. Section 362(a) to the extent necessary to effectuate the terms of this Agreement and that the Debtors relinquish any right to seek and the Bankruptcy Court will not grant any injunctive relief, pursuant to 11 U.S.C. Section 105 or otherwise, that would restrain the Banks or any other entity from effectuating the terms of this Agreement.

         9. Conditions Precedent. Except with respect to the agreements, terms and provisions contained in paragraph 10 below, which shall be effective on the date this Agreement is executed, the agreements, terms, provisions and compromises contained in this Agreement shall not be effective unless (a) CIT has provided the Debtors with (i) its written consent to the Settlement Agreement and (ii) related waivers of certain covenants in the agreements governing the Debtors' postpetition financing facility with CIT, which consent and waivers shall have been obtained no later than August 27, 1996, and (b) the Bankruptcy Court has entered the Order no later than August 30, 1996.

         10. Miscellaneous Agreements. The Debtors hereby agree to use their best efforts to obtain the consents and waivers referred to in paragraph 9 above and to have the Order entered no later than August 30, 1996.

         11. Further Assurances. Each of the parties hereto agrees to execute, acknowledge (where appropriate) and deliver or cause to be delivered such other documents, instruments or certificates as may reasonably be required from time to time to carry out the intentions and purposes of this Agreement.

         12. Captions. The captions and headings in this Agreement are to be used solely for convenience of reference, and are not to be construed as modifying in any way the substantive terms of this Agreement.

         13. Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the compromise and settlement of the Subject Claims; provided, however, that the parties hereto have agreed that in no event shall the allowed amount of the Banks' secured claims be less than the amount of the Secured Claim. This Agreement supersedes all prior and contemporaneous agreements, understandings, representations, warranties and statements with respect to such subject matter, whether express or implied, oral or written, including, but not limited to, that certain Settlement Agreement Term Sheet dated as of August 7, 1996.

         14. Amendment. This Agreement may not be modified, changed, supplemented, or terminated, nor may any obligations under this Agreement be waived, except by a written instrument signed by all of the parties hereto.

         15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such State.

         16. Successors and Assigns. This Agreement shall bind and benefit the parties hereto (including the reorganized debtors) and their respective successors and assigns including any trustee or examiner with expanded powers appointed in the Bankruptcy Cases.

         17. Counterparts. This Agreement may be executed by the parties in any number of counterparts, and when each party has signed at least one such counterpart, each counterpart shall be deemed an original and, taken together, shall constitute one and the same agreement that shall be binding and effective as to all parties.

         18. Third-Party Beneficiaries. Other than the parties hereto and their respective successors and assigns and, with respect solely to paragraph 7(b), CIT, there are no other beneficiaries, third-party or otherwise, to this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.



THE CLOTHESTIME, INC.

By: /s/ DAVID A. SEJPAL
   ------------------------------
Title: Vice President and
       Chief Financial Officer


CLOTHESTIME STORES, INC.
(FOR ITSELF AND AS SUCCESSOR
IN INTEREST TO CLOTHESTIME REALTY, INC.)

By: /s/ DOUGLAS L. PEREIRA
   ------------------------------
Title: Chief Financial Officer
       and Treasurer

MRJ INDUSTRIES, INC.

By: /s/ DAVID A. SEJPAL
   ------------------------------
Title: Vice President and
       Chief Financial Officer

CLOTHESTIME INTERNATIONAL, INC.

By: /s/ DOUGLAS L. PEREIRA
   ------------------------------
Title: Chief Financial Officer
       and Treasurer

CLOTHESTIME ACQUISITION CORPORATION

By: /s/ DAVID A. SEJPAL
   ------------------------------
Title: Vice President and
       Chief Financial Officer

CLOTHESTIME INVESTMENT, INC.

By: /s/ DAVID A. SEJPAL
   ------------------------------
Title: President and Secretary


WELLS FARGO BANK, N.A., as Agent
and in its individual capacity

/s/ GREG RICHARDSON
- ---------------------------------
By:    Greg Richardson
Title: Vice President


UNION BANK OF CALIFORNIA, N.A.,
successor in interest to Union Bank

/s/ JAMES E. HUNT
- ---------------------------------
By:    James E. Hunt
Title: Vice President